Exhibit 99.1

Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500
UNITED SURGICAL PARTNERS INTERNATIONAL
ANNOUNCES FIRST QUARTER RESULTS
Highlights:
•	For the quarter:
•	Revenue growth of 12%

•	Same facility revenue growth of 10%

•	Same facility case growth of 6%
•	Added 31 facilities since year-end
•	Updating 2006 guidance
Dallas, Texas (April 27, 2006) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced results for the first quarter ended March 31, 2006. Earnings per share numbers have been adjusted and restated for the Company’s three-for-two stock split, which was effective July 15, 2005. In addition, due to the Company selling a facility during the quarter, all results of operations referenced in this press release have been revised to reflect only continuing operations, except where otherwise noted.
     For the first quarter ended March 31, 2006, net revenues were $127.8 million, up 12% from $114.3 million in the prior year period. Income from continuing operations for the first quarter increased 8% to $11.6 million, or $0.26 per diluted share, as compared with $10.8 million, or $0.24 per diluted share, for the prior year period.
     The Company’s operating income for the first quarter increased 14% over the prior year period to $35.9 million, and the operating income margin increased 60 basis points to 28.1% as compared with 27.5% in the prior year period.
     The increase in expense due to the adoption of Statement of Financial Accounting Standards No. 123(R) and related changes in the Company’s equity compensation strategy reduced net income by $0.6 million and $1.0 million, respectively. This additional expense lowered operating income margins by 170 basis points, and the impact of these two items on earnings per share for the quarter was $0.04.
     Cash flows from operating activities for the first quarter totaled $30.7 million compared with $38.2 million for the prior year period. During the first quarter, the Company invested approximately $3.8 million in maintenance capital expenditures and an additional $1.6 million to expand existing facilities. The decrease in cash flow from operating activities was primarily attributable to a $7.3 million collection of other receivables in the prior year period.
-MORE-

USPI Announces First Quarter Results

April 27, 2006
     The Company has opened two de novo facilities and acquired 29 operational facilities since the beginning of the year. The Company also sold a facility in Lyndhurst, Ohio, during the quarter. The sale resulted in a one-time charge to earnings of approximately $6.5 million, which is reflected in discontinued operations. This facility would have violated a non-compete agreement with one of the acquired Surgis facilities. Finally, the Company’s OrthoLink subsidiary amended one of its service agreements and, as a result, received a payment of $1.5 million, which is included in other income for the quarter.
     Commenting on the results, William H. Wilcox, United Surgical Partners International’s chief executive officer, said, “We had a solid quarter operationally and are also particularly pleased with the St. Louis and Surgis strategic acquisitions.”
          Based on year-to-date activity, the Company is updating its 2006 guidance as follows:
•	Earnings per share of $1.12 — $1.17 for continuing operations, excluding future acquisitions;

•	Same-facility revenue growth of 8 — 12%;

•	Consolidated revenues of $555 — $575 million;

•	Equity in earnings of unconsolidated affiliates of approximately $31 million;

•	Total revenues under management, including both consolidated and unconsolidated facilities, of $1.0 — $1.1 billion;

•	40 to 45 new facilities, with 31 added in 2006 to date; and

•	Incremental equity compensation expense of $0.12 per share as compared with 2005, including the impact of expensing stock options from adopting the revised Statement of Financial Accounting Standards No. 123(R) on January 1, 2006, and related changes in the Company’s equity compensation strategy.
     Currently, the Company has 20 facilities under development, of which eight are currently under construction.
     The live broadcast of United Surgical Partners International’s first quarter 2006 conference call will begin at 11:00 a.m. Eastern Time on April 28, 2006. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.unitedsurgical.com or at www.earnings.com.
     United Surgical Partners International, headquartered in Dallas, Texas, currently has ownership interests in or operates 128 surgical facilities. Of the Company’s 125 domestic facilities, 68 are jointly owned with not-for-profit healthcare systems. The Company also operates three facilities in London, England.
     The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors to healthcare providers; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) geographic concentrations of certain of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
-MORE-

USPI Announces First Quarter Results

April 27, 2006
UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data and number of facilities)

	Three Months Ended
	March 31,
	2006	2005

Revenues	$127,843	$114,292

Equity in earnings of unconsolidated affiliates	6,885	5,103

Operating expenses:
Salaries, benefits and other employee costs	33,112	29,570
Medical services and supplies	23,467	19,328
Other operating expenses	22,568	21,035
General and administrative expenses	9,874	7,602
Provision for doubtful accounts	1,839	2,829
Depreciation and amortization	7,993	7,610

Total operating expenses	98,853	87,974

Operating income	35,875	31,421
Interest expense, net	(5,803)	(5,941)
Other	1,586	242

Income before minority interests	31,658	25,722
Minority interests in income of consolidated subsidiaries	(12,924)	(8,804)

Income from continuing operations before income taxes	18,734	16,918
Income tax expense	(7,096)	(6,105)

Income from continuing operations	11,638	10,813
Discontinued operations, net of tax	(6,463)	(55)

Net income	$5,175	$10,758

Earnings (loss) per diluted share:
Continuing operations	$0.26	$0.24
Discontinued operations	(0.15)	—

Total	$0.11	$0.24

Shares used in computing diluted earnings per share	45,408	44,485

Supplemental Data:
Facilities operated at period end	104	86
-MORE-

USPI Announces First Quarter Results

April 27, 2006
UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	Dec. 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$127,638	$130,440
Accounts receivable, net of allowance for doubtful accounts of $8,235 and $6,656, respectively	47,995	44,501
Other receivables	10,873	10,253
Inventories	8,148	7,819
Other	41,345	20,097

Total current assets	235,999	213,110

Property and equipment, net	264,281	259,016
Investments in affiliates	100,275	100,500
Intangible assets, net	459,184	422,556
Other	6,751	33,659

Total assets	$1,066,490	$1,028,841

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$19,607	$19,095
Accrued expenses and other	101,449	87,147
Current portion of long-term debt	16,870	15,922

Total current liabilities	137,926	122,164

Long-term debt	272,862	270,564
Other liabilities	45,595	41,065

Total liabilities	456,383	433,793

Minority interests	67,033	63,998

Common stockholders’ equity	543,074	531,050

Total liabilities and stockholders’ equity	$1,066,490	$1,028,841

-MORE-

USPI Announces First Quarter Results

April 27, 2006
UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Supplemental Financial Information
(in thousands, except number of facilities)

	Three Months Ended
	March 31,
	2006	2005
Revenue breakout:
Net patient service revenue	$118,313	$104,800
Management and administrative services revenue	9,163	9,325
Other revenue	367	167

Total revenues	$127,843	$114,292

Foreign currency exchange rates:
Revenue decrease due to exchange rate fluctuations	$(1,652)

Unconsolidated facilities: (1)
Total revenue	$126,714	$97,589
Number of facilities	58	43

Cash flows from operating activities:
Previously reported		$41,921
Reclassification of cash distributions (2)		(3,344)
Reclassification of discontinued operations (3)		(345)

Revised total		$38,232

	Three Months Ended
	March 31,
	2006	2005	Change
Equity-based compensation expense: (4)
Stock options	$654	$—	$654
Restricted stock awards	2,295	561	1,734
Other	182	360	(178)

Pretax expense	$3,131	$921	$2,210

Expense net of related tax benefit	$2,193	$599	$1,594

(1)	Because these facilities are not consolidated by the Company for financial reporting purposes, their revenues and expenses are not included in the revenues and expenses of United Surgical Partners International. The Company accounts for these facilities under the equity method of accounting; accordingly, the Company reflects its share of the net income of these facilities as equity in earnings of unconsolidated affiliates.
(2)	As described in the Company’s year-end 2005 earnings release and its Annual Report on Form 10-K for the year ended December 31, 2005, the Company has reclassified, for 2005 and prior years, cash distributions of its facilities’ earnings as operating activities, where they are netted with the related accruals of equity in earnings of unconsolidated affiliates and minority interests in income of consolidated subsidiaries. Previously, these distributions were included in financing activities.
(3)	The Company sold its interest in a facility in Lyndhurst, Ohio, effective March 31, 2006. The Company had initiated the acquisition of a competing facility in this market in January 2006, as part of the Surgis acquisition that was ultimately completed in April 2006. The results of the facility sold by the Company and the related loss on disposal have been reclassified to discontinued operations in all periods presented in this press release.
(4)	Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (SFAS 123R), which requires the expensing of equity-based compensation. Prior to the adoption of SFAS 123R, only certain forms of equity-based compensation were required to be expensed. The Company adopted SFAS 123R under the modified prospective method, which requires the expensing of awards granted or modified on or after January 1, 2006, as well as the expensing of the remaining service period related to awards made prior to that date. This table shows the total equity-based compensation included in the Company’s condensed consolidated statements of income for both periods. The amounts are higher in 2006 than in 2005 due to the adoption of SFAS 123R and related changes in the Company’s equity compensation strategy.
-MORE-

USPI Announces First Quarter Results

April 27, 2006
UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Key Operating Statistics

	Three Months Ended
	March 31,
			%
	2006	2005	Change
Same-facility statistics: (1)
United States (2)
Unconsolidated facilities cases	54,208	50,040	8.3%
Consolidated facilities cases	55,793	53,813	3.7%

Total facility cases	110,001	103,853	5.9%

Unconsolidated net revenue/case	$2,145	$2,068	3.7%
Consolidated net revenue/case	1,673	1,624	3.0%

Total net revenue/case	$1,905	$1,838	3.6%

Unconsolidated net revenue (in 000s)	$116,251	$103,469	12.4%
Consolidated net revenue (in 000s)	93,347	87,394	6.8%

Total net revenue (in 000s)	$209,598	$190,863	9.8%

Facility operating income margin (3)	29.4%	29.2%	20 bps

United Kingdom
Adjusted admissions	4,750	4,782	(0.7%)
Net revenue/adjusted admission	$4,701	$4,742	(0.9%)
Net revenue (in 000s)	$22,330	$22,676	(1.5%)
Net revenue/adjusted admission
(at constant currency translation rates) (4)	$4,701	$4,397	6.9%
Facility operating income margin (3)	23.1%	25.4%	(230) bps

Consolidated U.S. facility statistics:
Total cases (5)	58,535	52,023	12.5%
Same-facility cases (without acquisitions) (5)(6)	53,588	52,023	3.0%

Other:
Total revenues under management (in 000s) (7)	$254,557	$211,881	20.1%
Total consolidated facilities	46	42

(1)	Excludes facilities in their first year of operations. Except where noted, includes facilities accounted for under the equity method as well as consolidated facilities.
(2)	Statistics are included in both periods for current year acquisitions.
(3)	Calculated as operating income divided by net revenue.
(4)	Calculated using first quarter 2006 exchange rates. The Company believes net revenue per adjusted admission is an important measure of the United Kingdom operations and that using a constant currency translation rate more accurately reflects the trend of the business.
(5)	Adjusted by 1,645 cases in 2005 for centers that had ownership changes after the first quarter of 2005 that affected their consolidation treatment.
(6)	Excludes acquired facilities during the first year of ownership.
(7)	Calculated by adding revenues per the Company’s consolidated statements of income plus the revenues of the Company’s unconsolidated affiliates. The Company believes total revenues under management is important to investors because it indicates the magnitude and growth trend of the Company’s operations and is useful in assessing the Company’s general and administrative expenses.
-END-